EXHIBIT 16.1

Meyers Norris Penny LLP
Calgary , Alberta
Canada

November 5, 2010

Securities and Exchange Commission
100 F Street
Washington, DC 20549

Re: Kodiak Energy , Inc
File No. 333-385558

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K, dated October 29, 2010, of Kodiak Energy, Inc. (the  “Registrant”) and are in agreement with the statements relating only to Meyers Norris Penny LLP contained in the first, second third and fourth paragraphs therein. We have no basis to  agree or disagree with other statements of the Registrant contained therein.

MEYERS NORRIS PENNY LLP